Exhibit 99.1


            LHC Group Announces First Quarter 2007 Results


    LAFAYETTE, La.--(BUSINESS WIRE)--April 30, 2007--LHC Group, Inc. (NASDAQ: LHCG):

    Highlights:

    -- Net service revenue increases 50.7% to $70.0 million for the first quarter;

    -- Net income increases 51.4% to $6.3 million for the first quarter; and

    -- Earnings per share increases 34.6% to $0.35 for the first quarter.

    LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today its financial results for the first quarter ended March 31, 2007.

    Financial Results for the First Quarter

    Net service revenue for the first quarter ended March 31, 2007, increased 50.7% to $70.0 million compared with $46.5 million in 2006. For the three months ended March 31, 2007 and 2006, 80.8% and 86.1%, respectively, of net service revenue was derived from Medicare. For the first quarter, home-based services accounted for 78.6% of revenue and facility-based services was 21.4% of revenue compared with 69.8% and 30.2%, respectively, for the comparable prior year quarter.

    Net income for the first quarter of 2007 totaled $6.3 million, or $0.35 per diluted share, compared with net income of $4.1 million, or $0.26 per diluted share, for the first quarter of 2006.

    Home-Based Services

    Net service revenue for home-based services for the three months ended March 31, 2007, increased 69.8% to $55.1 million compared with $32.4 million for the three months ended March 31, 2006. Organic growth in this service sector was approximately $17.6 million, or 66.3% during the period. Total admissions increased 69.3% to 9,431 during the period, versus 5,570 for the same period in 2006. Organic growth in admissions was 61.7%. The Company also monitors patient census as a key performance indicator within its home-based services. LHC Group's average home-based patient census for the three months ended March 31, 2007, increased 71.9% to 15,712 patients as compared with 9,138 patients for the three months ended March 31, 2006. Organic growth in home-based patient census was 62.2%.

    Facility-Based Services

    Net service revenue for facility-based services for the three months ended March 31, 2007, increased 6.6% to $15.0 million compared with $14.0 million for the three months ended March 31, 2006. The increase in facility-based net service revenue is due primarily to an increase in patient days. Patient days were 11,674 in the three months ended March 31, 2007, as compared with 11,699 in the three months ended March 31, 2006. The 11,699 patient days in the first quarter of 2006 includes 669 patient days for a discontinued entity which is not included in the net service revenue. Patient days, less discontinued operations, increased 5.8% to 11,674 in the three months ended March 31, 2007, from 11,030 in the three months ended March 31, 2006. Outpatient visits decreased 70.2% to 2,615 at March 31, 2007, compared with 8,775 for the three months ended March 31, 2006, due to the sale of one of the Company's clinics and the closure of another clinic on April 1, 2006.

    DSO

    Days sales outstanding, or DSO, for the three months ended March 31, 2007, was 78 days compared with 72 days for the same three-month period in 2006. DSO, when adjusted for acquisitions and unbilled accounts receivables, was 68 days. The adjustment takes into account $8.1 million of unbilled receivables that the Company is delayed in billing at this time due to the lag time in receiving the change of ownership after acquiring companies. For the comparable period in 2006, adjusted DSO was 62 days, taking into account $2.7 million in unbilled accounts receivable as well as an additional $2.6 million of accounts receivable that was acquired during the later part of 2005 and the first quarter of 2006 which did not generate revenue for the Company.

    In commenting on the results, Keith G. Myers, president and chief executive officer of LHC Group, said, "We are very pleased with the performance of our clinical operations team. Our growth in the home-based services group has been stellar. Not to be overlooked, however, is the performance of the facility-based services group, which has worked diligently within a difficult environment to control costs while providing a high level of service to the many acutely ill patients they serve. Our continued success acknowledges the commitment to excellence that is ingrained in every member of the LHC Group Family."

    Myers continued, "Our most valued accomplishment in the first quarter of 2007 was the growth in the number of elderly and disabled entrusted to our care. For the first time in our history, our caregivers provided quality nursing services to over 15,000 patients each and every day. Our mission is the same today as it was in the beginning - to provide the highest quality healthcare services possible to the elderly and disabled we serve, in the least restrictive and most cost-effective manner possible. We are humbled and honored by the opportunity to serve a growing number of patients, families and communities."

    In commenting on the Centers for Medicare & Medicaid Services
(CMS) proposed rule, Myers said, "We received a copy of the proposed rule published late Friday, April 27, and are currently evaluating the impact the proposed rule will have on the Company. However, due to the multiple components of the proposed rule, we have not yet completed our analysis. We are already working diligently with the National Association for Home Care, outside consultants, other homecare providers and patient advocacy groups to ensure that our comments and recommended changes are effectively communicated to CMS and members of Congress during the comment period for this proposed rule. Our goal is to work with CMS and members of Congress to develop a final rule that promotes full access to quality home health services for elderly and disabled patients."

    The live broadcast of LHC Group's conference call will begin at 10:00 a.m. Eastern time on Tuesday, May 1, 2007. Speakers on the call will include Keith Myers, president and chief executive officer; Barry Stewart, executive vice president and chief financial officer; and John Indest, executive vice president and chief operating officer. A link to the webcast can be found under the investor relations section of the Company's website, www.lhcgroup.com, or at www.earnings.com. A replay of the webcast will also be archived on LHC Group's website. A telephone replay will be available for one week by dialing (888) 286-8010 (US) or (617) 801-6888 (international) and entering the pass code #16532808.

    About LHC Group, Inc.

    LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


                   LHC GROUP, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED BALANCE SHEETS
                  (in thousands, except share data)

                                                  March 31   Dec. 31,
                                                    2007       2006
                                                  ----------  --------
                                                 (unaudited)

Cash                                             $   20,856  $ 26,877
Total assets                                        164,804   152,694
Total debt                                            3,732     3,837
Total stockholders' equity                          128,553   121,889


                   LHC GROUP, INC. AND SUBSIDIARIES
        UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
           (in thousands, except share and per share data)

                                               Three Months Ended
                                                    March 31,
                                           ---------------------------
                                                2007          2006
                                            -------------  -----------
Net service revenue                        $      70,034  $    46,468
Cost of service revenue                           35,194       24,860
                                            -------------  -----------
Gross margin                                      34,840       21,608
General and administrative expenses               23,038       15,247
                                            -------------  -----------
Operating income                                  11,802        6,361
Interest expense                                      83           86
Non-operating income, including (gain)
 loss on sales of assets                            (293)        (166)
                                            -------------  -----------
Income from continuing operations before
 income taxes and minority interest and
 cooperative endeavor allocations                 12,012        6,441
Income tax expense                                 3,939        1,697
Minority interest and cooperative endeavor
 allocations                                       1,807          995
                                            -------------  -----------
Income from continuing operations                  6,266        3,749
Loss from discontinued operations (net of
 income tax benefit of $2 and $129 in the
 three months ended March 31, 2007 and
 2006, respectively)                                  (3)        (210)
Gain on sale of discontinued operations
 (net of income taxes of $366 for the
 three months ended March 31, 2006)                    -          597
                                           --------------  -----------
Net income                                         6,263        4,136
Gain (loss) on redeemable minority
 interests                                            35          843
                                            -------------  -----------
Net income available to common
 stockholders                              $       6,298  $     4,979
                                            =============  ===========

Basic and diluted earnings per share:
   Income from continuing operations       $        0.35  $      0.23
   Loss from discontinued operations, net              -        (0.01)
                                           --------------  -----------
   Gain on sale of discontinued
    operations, net                                    -         0.04
                                           --------------  -----------
   Net income                                       0.35         0.26
   Gain (loss) on redeemable minority
    interests                                          -         0.05
                                           --------------  -----------
   Net income available to common
    shareholders                           $        0.35  $      0.31
                                            =============  ===========

Weighted average shares outstanding:
   Basic                                      17,748,369   16,557,828
   Diluted                                    17,807,338   16,563,368


                   LHC GROUP, INC. AND SUBSIDIARIES
                    UNAUDITED SEGMENT INFORMATION
                            (in thousands)

                                           Three Months Ended
                                             March 31, 2007
                                  ------------------------------------
                                   Home-      Facility-
                                   Based        Based
                                  Services    Services        Total
                                  -------- --------------- -----------
Net service revenue               $55,066  $       14,968  $   70,034
Cost of service revenue            26,028           9,166      35,194
General and administrative
 expenses                          17,835           5,203      23,038
Operating income                   11,203             599      11,802

                                           Three Months Ended
                                             March 31, 2006
                                  ------------------------------------
                                   Home-      Facility-
                                   Based        Based
                                  Services    Services        Total
                                  -------- --------------- -----------
Net service revenue               $32,421  $       14,047  $   46,468
Cost of service revenue            16,233           8,627      24,860
General and administrative
 expenses                          11,321           3,926      15,247
Operating income                    4,867           1,494       6,361


    CONTACT: LHC Group, Inc.
             Barry Stewart, 337-233-1307
             Executive Vice President and Chief Financial Officer